Exhibit 10.1

                                                                                                                                                           January 27, 2005

Revelstoke Industries Inc.

West 7th Avenue

Vancouver, B.C.

V6H 'B4

Attention: Mr. Gordon C. McDougall, President

Dear Sir:

            Re:        Agreement of Understanding

                          Alantic Contractors Ltd. / Revelstoke Industries Inc.

The purpose of this letter is to formalize the verbal understanding between Alantic Contractors Ltd. ("Alantic") and Revelstoke Industries Inc. ("Revelstoke"), as negotiated over the last '6 months.

Alantic was registered the '970's in the province of British Columbia, Canada. Since that time, Alantic has been involved in earth moving and civil construction projects in the Province of British Columbia. In '988 the founder, Howard Shiels passed away and the ownership of the company passed to his two sons', Russ & Dennis Shiels. Russ has been active in the company since its inception and was General Manger and Chief Estimator at the time of Howard's passing.

Alantic was approached in '989 about becoming involved in a large industrial development in Burnaby, British Columbia. This development was challenging, in that the proposed site was a peat bog. Alantic focused on this project and added other developments of similar circumstances in subsequent years. To date the company has been involved in the development of approximately 400 acres of high end industrial property. We have procured and structurally placed millions of cubic yards of imported mineral fill into these projects. Specialized techniques have been developed and refined over the years to overcome difficulties associated with this type of "soft ground" development.

The fabric of this agreement is centered on Revelstoke's desire to seek projects of similar nature located in the United States. Revelstoke will utilize their contacts and business network to procure potential properties. Alantic's responsibility will be to supply the following aspects:

- Appraisal of the viability of a project. Including establishing initial budget and feasibility of procedures and general parameters of development.

- Supervision and direction of project applications and procuring of engineering services and planning direction.

- Attendance and assistance in directing approvals through local and state process.

- Budget reviews as necessary to keep project tracking with outcome expectations.

- Implementation of systems to conform to local and state regulations.

- General supervision of construction team assembly. Including site engineering supervision by Alantic's staff engineer.

- Procurement of equipment or services of local equipment sub contractors as may best suit the particular business model.

- Assistance in selection and sourcing of potential fill materials.

- General assistance in setting up and overall direction of daily operations.

Compensation to Alantic for their goods and services shall be generated on a cost plus basis. Actual costs will depend on the level of difficulty involved with any particular project that Revelstoke is successful in acquiring. Alantic will oversee and manage the work necessary to complete the project and be compensated for their costs plus a markup of 5% for overhead and '0% for profit for a total of a '5% markup. Alantic is agreeable to receive as a flat fee the amount of $2,500.00 plus travel expenses to appraise the viability of individual prospective projects.

Alantic Contractors Ltd. is committed to assist Revelstoke Industries Inc. in making their business a success. It is to their mutual benefit to continue dialogue and seek solutions to allow this venture to move forward.

Sincerely,

/s/ Russ Shiels

Russ Shiels (President)

Alantic Contractors Ltd.

                                                                                                                                                  Accepted by Revelskoke Industries Inc.

                                                                                                                                                 /s/ Gordon C. McDougall

                                                                                                                                                 Gordon C. McDougall, President

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Agreement of Understanding - Alantic Contractors Ltd. & Revelstoke Industries Inc.

January 27, 2005